SUB-ITEM 77C For the Vertex Funds only (VAC, VCF and VRF): A Special Meeting of Shareholders was held on August 25, 1999.

The relevant matter voted upon at the meeting was the approval of a new Investment Advisory Agreement between Vertex Investment Management, Inc. and MFS Series Trust XI on behalf of VAC, VCF and VRF.

Votes cast were as follows:

     Fund          Affirmative Votes Cast         Negative Votes Cast
       VAC                    160,762.140                     134.982
       VRF                    108,518.723                           0
       VCF                    128,865.423                     149.856